SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                        [ X ]
Filed by a Party other than the Registrant: [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement        [   ]  Confidential, for Use of the
[ X ]  Definitive Proxy Statement                Commission  Only (as
[   ]  Definitive Additional Materials           permitted by Rule 14a-6(e)(2))
[   ]  Soliciting Materials Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                                   Valhi, Inc.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:

                                [LOGO GOES HERE]


                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697


                                 March 31, 2003


To Our Stockholders:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Wednesday, May 21, 2003, at 10:00 a.m., local time, at Valhi's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

      Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in Valhi's bylaws.

                                                           Sincerely,



                                                           /s/ Harold C. Simmons
                                                           Harold C. Simmons
                                                           Chairman of the Board

                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 21, 2003



To the Stockholders of Valhi, Inc.:

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation ("Valhi"), will be held on Wednesday, May 21, 2003, at 10:00 a.m., local time, at the corporate offices of Valhi at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

      (1) To elect seven directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death; and

      (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

      The board of directors of Valhi set the close of business on March 24, 2003 as the record date (the "Record Date") for the Meeting. Only holders of Valhi's common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. Valhi's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of Valhi, for purposes related to the Meeting, for a period of ten days prior to the Meeting at Valhi's corporate offices located at the address set forth above.

      You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.

      In accordance with Valhi's bylaws, your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the inspector of election for the Meeting.


                                             By Order of the Board of Directors,



                                             /s/ A. Andrew R. Louis
                                             A. Andrew R. Louis, Secretary

Dallas, Texas
March 31, 2003

                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                               GENERAL INFORMATION


      This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of Valhi, Inc., a Delaware corporation ("Valhi"), for use at the 2003 Annual Meeting of Stockholders of Valhi to be held on Wednesday, May 21, 2003 and at any adjournment or postponement thereof (the "Meeting"). The accompanying Notice of Annual Meeting of Stockholders (the "Notice") sets forth the time and place and the purposes of the Meeting. The Notice, this proxy statement, the accompanying proxy card or voting instruction form and Valhi's Annual Report to Stockholders, which includes Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, are first being mailed to the holders of Valhi's common stock, par value $0.01 per share ("Valhi Common Stock"), on or about April 9, 2003. Valhi's executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

      The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 24, 2003 (the "Record Date"). As of the Record Date, there were 119,440,078 shares of Valhi Common Stock issued and outstanding. Each share of Valhi Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Valhi Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Shares of Valhi Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

      If a quorum is present, a plurality of the affirmative votes of the outstanding shares of Valhi Common Stock represented and entitled to be voted at the Meeting is necessary to elect a director of Valhi. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any of the nominees of the Board of Directors. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors. However, since director nominees need only receive the vote of a plurality of the shares represented and entitled to vote at the Meeting, a vote withheld from a particular nominee will not affect the election of such nominee.

      Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the Meeting will require the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting. Shares of Valhi Common Stock that are voted to abstain from any other business coming before the Meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

      Unless otherwise specified, the agents designated in the proxy card or voting instruction form will vote the shares represented by a proxy at the Meeting "FOR" the election of the nominees for director and, to the extent allowed by the federal securities laws, in the discretion of the agents on any other matter that may properly come before the Meeting.

      Contran Corporation, a diversified holding company ("Contran"), and certain related persons and entities held approximately 91% of the outstanding shares of Valhi Common Stock as of the Record Date and have indicated their intention to have such shares represented at the Meeting and voted "FOR" the election of each of the nominees for director of the Board of Directors. If such shares are represented and voted as indicated at the Meeting, a quorum will be present and all the nominees for director will be elected as directors of Valhi.

      Computershare Investor Services, L.L.C. or its successor ("Computershare"), the transfer agent and registrar for Valhi Common Stock as of the Record Date, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as inspector of election at the Meeting. All proxies, ballots and voting instructions delivered to Computershare that identify the vote of a particular stockholder shall be kept confidential by Computershare in accordance with the terms of Valhi's bylaws. Each holder of record of Valhi Common Stock giving the proxy enclosed with this proxy statement may revoke it at any time prior to the voting of such stock at the Meeting by delivering to Computershare a written revocation of the proxy, delivering to Computershare a duly executed proxy bearing a later date or by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

      This proxy solicitation is being made by and on behalf of the Board of Directors. Valhi will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors and officers of Valhi may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Valhi has retained Georgeson
Shareholder Communications, Inc. to aid in the distribution of this proxy statement and related materials at a cost Valhi estimates at $15,000. Upon request, Valhi will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Valhi Common Stock held of record by such entities.

                              ELECTION OF DIRECTORS

      The bylaws of Valhi provide that the Board of Directors shall consist of one or more members as determined by the Board of Directors or the stockholders. The Board of Directors has currently set the number of directors at seven. The directors elected at the Meeting will hold office until the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

      Mr. Edward J. Hardin is not standing for re-election at the Annual Meeting as a director. Except for W. Hayden McIlroy, all of the nominees are currently directors of Valhi whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

         Nominees for Director. The respective nominees for election as directors of Valhi for terms expiring at the 2004 Annual Meeting of Stockholders have provided the following information.

      Thomas E. Barry, age 59, has served as a director of Valhi since 2000. Dr. Barry is vice president for executive affairs at Southern Methodist University and has been a professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 1998. Dr. Barry is also a director of Keystone Consolidated Industries, Inc., a steel fabricated wire products, industrial wire and carbon steel rod company affiliated with Contran ("Keystone"). Additionally, he serves as a member of Valhi's audit committee and management development and compensation committee (the "MD&C Committee").

      Norman S. Edelcup, age 67, has served as a director of Valhi and/or certain of Valhi's predecessors since 1975. Since 2001, Mr. Edelcup has served as senior vice president of Florida Savings Bancorp. He also serves as a trustee for the Baron Funds, a mutual fund group. Mr. Edelcup served as senior vice president of Item Processing of America, Inc., a processing service bureau ("IPA"), from 1999 to 2000 and as chairman of the board of IPA from prior to 1999. Additionally, he serves as chairman of Valhi's audit committee and MD&C Committee.

      W. Hayden McIlroy, age 63, is a private investor, primarily in real estate. From 1975 to 1986, Mr. McIlroy was the owner and chief executive officer of McIlroy Bank and Trust in Fayetteville, Arkansas. He also founded other businesses, primarily in the food and agricultural industry. Mr. McIlroy currently serves as a director of Med Images, Inc., a medical information company, and Cadco Systems, Inc., a manufacturer of emergency alert systems.

      Glenn R. Simmons, age 75, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 1998. Mr. Simmons is a director of Valhi's majority owned subsidiary, NL Industries, Inc. ("NL"), a titanium dioxide pigments company; chairman of the board of Keystone and CompX International Inc., a majority owned indirect subsidiary of Valhi that manufactures ergonomic computer support systems, precision ball bearing slides and security products ("CompX"); and a director of Titanium Metals Corporation ("TIMET"), a company engaged in the titanium metals industry that is affiliated with Valhi. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. Mr. Simmons serves as a member of Valhi's executive committee and is a brother of Harold C. Simmons.

      Harold C. Simmons, age 71, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been chairman of the board of Valhi and Contran since prior to 1998 and was chief executive officer of Valhi from prior to 1998 to 2002 and president of Valhi and Contran from prior to 1998. Mr. Simmons is chairman of the board of NL. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1961. Mr. Simmons serves as chairman of Valhi's executive committee and is a brother of Glenn R. Simmons.

      J. Walter Tucker, Jr., age 77, has served as a director of Valhi and/or certain of Valhi's predecessors since 1982. Mr. Tucker has been the president, treasurer and a director of Tucker & Branham, Inc., a mortgage banking, insurance and real estate company, and vice chairman of the board of Keystone since prior to 1998. Mr. Tucker has been an executive officer and/or director of various companies related to Valhi and Contran since 1982.

      Steven L. Watson, age 52, has served as a director of Valhi since 1998. Mr. Watson has been president of Valhi and Contran, and a director of Contran, since 1998 and chief executive officer of Valhi since 2002. Mr. Watson is also a director of CompX, Keystone, NL and TIMET. Prior to 1998, Mr. Watson served as vice president and secretary of Valhi and Contran. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980. Mr. Watson serves as a member of Valhi's executive committee.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors held four meetings and took action by written consent in lieu of meetings on two occasions in 2002. Each of the directors participated in all of such meetings and of the meetings of the committees on which they served at the time they served.

      The Board of Directors has established and delegated authority to the following three standing committees.

            Audit Committee. The audit committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the financial accounting and reporting practices of Valhi. The audit committee's primary responsibilities are to serve as an independent and objective party to review Valhi's auditing, accounting and financial reporting processes. For further information on the role of the audit committee, see "Independent Auditor Matters--Audit Committee Report." The current members of the audit committee are Norman S. Edelcup (chairman), Edward J. Hardin and Dr. Thomas E. Barry. The audit committee held four meetings and took action by written consent on one occasion in 2002.

            Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review, approve and administer grants of stock options and other awards under the Valhi, Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"), to review and administer the Valhi, Inc. 1987 Stock Option--Stock Appreciation Rights Plan, as amended (the "1987 Plan"), and to review and administer such other compensation matters as the Board of Directors may direct from time to time. For further information on the role of the MD&C Committee, see "Report on Executive Compensation." The current members of the MD&C Committee are Norman S. Edelcup (chairman) and Dr. Thomas E. Barry. The MD&C Committee held one meeting in 2002.

            Executive Committee. The principal responsibilities of the executive committee are to take such actions as are required to manage Valhi, within the limits provided by Delaware statutes and the Board of Directors. The current members of the executive committee are Harold C. Simmons (chairman), Glenn R. Simmons and Steven L. Watson. The executive committee did not hold any meetings in 2002.

      The Board of Directors does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the full Board of Directors. See "Stockholder Proposals for the 2004 Annual Meeting" for a description of the procedures for stockholder nominations of directors.

      The Board of Directors is expected to elect the members of the standing committees at the Board of Directors annual meeting immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

                               EXECUTIVE OFFICERS

      Set forth below is certain information relating to the current executive officers of Valhi. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Harold C. Simmons, Glenn R. Simmons and Steven L. Watson is set forth under "Election of Directors--Nominees for Director."

                Name                       Age                       Position(s)
------------------------------------     ------  -----------------------------------------------------
Harold C. Simmons...................       71    Chairman of the Board
Glenn R. Simmons....................       75    Vice Chairman of the Board
Steven L. Watson....................       52    President and Chief Executive Officer
William J. Lindquist................       45    Senior Vice President
Bobby D. O'Brien....................       45    Vice President, Chief Financial Officer and Treasurer
Robert D. Graham....................       47    Vice President
J. Mark Hollingsworth...............       51    Vice President and General Counsel
Gregory M. Swalwell.................       46    Vice President and Controller
Eugene K. Anderson..................       67    Vice President and Assistant Treasurer
A. Andrew R. Louis..................       42    Secretary
Kelly D. Luttmer....................       39    Tax Director

      William J. Lindquist has served as senior vice president of Valhi and Contran, and a director of Contran, since 1998. Prior to 1998, Mr. Lindquist served as vice president and tax director of Valhi and Contran. Mr. Lindquist has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.

      Bobby D. O'Brien has served as chief financial officer of Valhi since 2002 and vice president and treasurer of Valhi and Contran since prior to 1998. Mr. O'Brien has served in financial and accounting positions with various companies related to Valhi and Contran since 1988.

      Robert D. Graham has served as vice president of Valhi and Contran since October 2002. From January 1997 to October 2002, Mr. Graham served as an executive officer, and most recently as executive vice president and general counsel, of Software Spectrum, Inc. ("SSI"). SSI is a global business-to-business software services provider that is a wholly owned subsidiary of Level 3 Communications, Inc. From 1991 to June 2002, SSI was a publicly held corporation. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell and Sapp LLP.

      J. Mark Hollingsworth has served as vice president of Valhi and Contran since 1998 and as general counsel of Valhi and Contran since prior to 1998. Mr. Hollingsworth has served as legal counsel of various companies related to Valhi and Contran since 1983.

      Gregory M. Swalwell has served as vice president of Valhi and Contran since 1998 and controller of Valhi and Contran since prior to 1998. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

      Eugene K. Anderson has served as vice president and assistant treasurer of Valhi and Contran since prior to 1998. Mr. Anderson has served as an executive officer of various companies related to Valhi and Contran since 1980.

      A. Andrew R. Louis has served as secretary of Valhi and Contran since 1998. Prior to 1998, Mr. Louis served as corporate counsel of Valhi and Contran. Mr. Louis has served as legal counsel of various companies related to Valhi and Contran since 1995.

      Kelly D. Luttmer has served as tax director of Valhi and Contran since 1998. Prior to 1998, Ms. Luttmer served as assistant tax manager of Valhi and Contran. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

                               SECURITY OWNERSHIP

      Ownership of Valhi. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "SEC"), of Valhi Common Stock held by each person or group of persons known to Valhi to own beneficially more than 5% of the outstanding shares of Valhi Common Stock, each director and director nominee of Valhi, each executive officer of Valhi named in the Summary Compensation Table below (a "named executive officer") and all current directors and executive officers of Valhi as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of Valhi Common Stock directly held by Contran, National City Lines, Inc. ("National") and Valhi Group, Inc. ("VGI"). All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                                                                    Valhi Common Stock
                                                                      -------------------------------------------
                                                                          Amount and Nature of        Percent of
Name of Beneficial Owner                                                 Beneficial Ownership (1)    Class (1)(2)
------------------------                                              ---------------------------- --------------
Contran Corporation and subsidiaries:
    Contran Corporation (3).........................................      3,843,200 (4)(5)               3.2%
    National City Lines, Inc. (3)...................................     10,891,009 (4)                  9.1%
    Valhi Group, Inc. (3)...........................................     92,739,554 (4)                 77.6%
                                                                      -------------                    -----
                                                                        107,473,763 (4)(5)              90.0%

Thomas E. Barry.....................................................          7,000 (6)                   *
Norman S. Edelcup...................................................         32,000 (6)                   *
Edward J. Hardin....................................................         10,000 (6)                   *
W. Hayden McIlroy...................................................            -0-                      -0-
Glenn R. Simmons....................................................        161,247 (4)(6)(7)             *
Harold C. Simmons...................................................          3,383 (4)(5)                *
J. Walter Tucker, Jr................................................        249,725 (4)(6)(8)             *
Steven L. Watson....................................................        180,546 (4)(6)                *
William J. Lindquist................................................        131,700 (4)(6)                *
Bobby D. O'Brien....................................................         75,400 (4)(6)                *
Gregory M. Swalwell.................................................         86,566 (4)(6)                *
All current directors and executive officers as a group
    (15 persons)..................................................        1,176,013 (4)(5)(6)(7)(8)      1.0%

--------------------
*        Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares of Valhi Common Stock set forth opposite their names. The number of shares and percentage of ownership of Valhi Common Stock for each person or group assumes the exercise by such person or group (exclusive of the exercise by others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 119,440,078 shares of Valhi Common Stock outstanding as of the Record Date. Valmont Insurance Company ("Valmont"), NL and a subsidiary of NL directly own 1,000,000, 3,522,967 and 1,186,200 shares of Valhi common stock, respectively. Valhi is the direct holder of 100% of the outstanding common stock of Valmont. NL is a majority owned subsidiary of Valhi. Pursuant to Delaware corporate law, Valhi treats these shares as treasury stock for voting purposes. For the purposes of the percentage calculations in this table and footnotes such shares are not deemed outstanding.

(3) The business address of Contran, National and VGI is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4) National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares that the Trusts hold.

      Harold C. Simmons is the chairman of the board of VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran. By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, Mr. Simmons may be deemed to control such entities, and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Valhi Common Stock directly held by certain of such other entities. Mr. Simmons, however, disclaims beneficial ownership of the shares of Valhi Common Stock beneficially owned, directly or indirectly, by any of such entities, NL and its subsidiaries or Valmont.

      Glenn R. Simmons, Steven L. Watson and William J. Lindquist are directors of Contran and all of Valhi's executive officers are executive officers of Contran. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock that Contran directly or indirectly beneficially holds.

      The Harold Simmons Foundation, Inc. (the "Foundation") directly holds approximately 1.3% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation and may be deemed to control the Foundation. Mr. Simmons, however, disclaims beneficial ownership of any shares of Valhi Common Stock the Foundation holds.

      The Combined Master Retirement Trust (the "Master Trust") directly holds approximately 0.1% of the outstanding shares of Valhi Common Stock. Valhi established the Master Trust to permit the collective investment by master trusts that maintain assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the Master Trust and a member of the trust investment committee for the Master Trust. J. Walter Tucker, Jr. is also a member of the trust investment committee for the Master Trust. The Board of Directors selects the trustee and members of the trust investment committee for the Master Trust. Harold
      C. Simmons, Glenn R. Simmons, Steven L. Watson, William J. Lindquist, Bobby D. O'Brien, Gregory M. Swalwell and the other Valhi executive officers are participants in one or more of the employee benefit plans that invest through the Master Trust. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock the Master Trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the assets the Master Trust holds.

      The business address of NOA, Dixie Holding, the Foundation and the Master Trust is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

(5) The shares of Valhi Common Stock shown as owned by Contran include approximately 0.4% of the outstanding Valhi Common Stock that is directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). U.S. Bank National Association serves as trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares. Mr. Simmons, however, disclaims such beneficial ownership of the shares beneficially owned, directly or indirectly, by the CDCT No. 2, except to the extent of his interest as a beneficiary of the CDCT No. 2.

(6) The shares of Valhi Common Stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan or 1997 Plan that such person or group may exercise within 60 days subsequent to the Record Date:

                                                                                       Shares of Valhi Common Stock
                                                                                        Issuable Upon the Exercise
                                                                                             of Stock Options
                                   Name of Beneficial Owner                               On or Before May 23, 2003
         ---------------------------------------------------------------------------   ----------------------------
         Thomas E. Barry...........................................................                 4,000
         Norman S. Edelcup.........................................................                 7,000
         Edward J. Hardin..........................................................                 6,000
         Glenn R. Simmons..........................................................               148,000
         J. Walter Tucker, Jr......................................................                 7,000
         Steven L. Watson..........................................................               163,300
         William J. Lindquist......................................................               131,700
         Bobby D. O'Brien..........................................................                75,400
         Gregory M. Swalwell.......................................................                85,400
         All other executive officers of Valhi as a group (5 persons)..............               237,000

(7) The shares of Valhi Common Stock shown as beneficially owned by Glenn R. Simmons include 800 shares his wife holds in her retirement account, with respect to which he disclaims beneficial ownership.

(8) The shares of Valhi Common Stock shown as beneficially owned by J. Walter Tucker, Jr. include 200,000 shares his wife holds, with respect to which he disclaims beneficial ownership, and 19,035 shares held by a corporation of which he is the sole stockholder.


      Valhi understands that Contran and related entities may consider acquiring or disposing of shares of Valhi Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Valhi Common Stock in the market, an assessment of the business of and prospects for Valhi, financial and stock market conditions and other factors deemed relevant by such entities. Valhi may similarly consider acquisitions of shares of Valhi Common Stock and acquisitions or dispositions of securities issued by related entities.

      Ownership of NL, CompX and TIMET. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the common stock, par value $0.125 per share, of NL ("NL Common Stock"), the class A common stock, par value $0.01 per share, of CompX ("CompX Class A Common Stock") and the common stock, par value $0.01 per share, of TIMET ("TIMET Common Stock") held by each director, director nominee and named executive officer of Valhi and all current directors and executive officers of Valhi as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                     NL Common Stock         CompX Class A Common Stock     TIMET Common Stock
                              ---------------------------   ---------------------------- ---------------------------
                                  Amount and      Percent       Amount and      Percent      Amount and      Percent
                                  Nature of         of          Nature of         of         Nature of          of
                                  Beneficial       Class        Beneficial       Class       Beneficial       Class
 Name of Beneficial Owner        Ownership (1)     (1)(2)      Ownership (1)     (1)(3)     Ownership (1)     (1)(4)
--------------------------    ------------------  --------  ------------------  -------- ------------------  -------
Thomas E. Barry...........         -0-  (5)         -0-          -0-  (6)         -0-         -0-  (7)         -0-
Norman S. Edelcup.........         -0-  (5)         -0-        2,000  (6)          *          -0-  (7)         -0-
Edward J. Hardin..........         -0-  (5)         -0-       10,500  (6)(8)       *          -0-  (7)         -0-
W. Hayden McIlroy.........         -0-  (5)         -0-          -0-  (6)         -0-         -0-  (7)         -0-
Glenn R. Simmons..........      11,000  (5)(8)       *        63,000  (6)(8)     1.2%       1,800  (7)(8)       *
Harold C. Simmons.........      82,475  (5)(8)(9)    *        20,000  (6)(9)       *      135,460  (7)(9)      4.1%
J. Walter Tucker, Jr......         -0-  (5)         -0-          -0-  (6)         -0-         -0-  (7)         -0-
Steven L. Watson..........      10,000  (5)(8)       *        14,900  (6)(8)       *        2,550  (7)(8)       *
William J. Lindquist......         -0-  (5)         -0-       10,000  (6)(8)       *          -0-  (7)         -0-
Bobby D. O'Brien..........         -0-  (5)         -0-       10,300  (6)(8)       *          -0-  (7)         -0-
Gregory M. Swalwell.......         -0-  (5)         -0-        5,000  (6)(8)       *          -0-  (7)         -0-
All current  directors and
   executive  officers  of
   Valhi  as a  group  (15     103,975  (5)(8)(9)    *       153,700  (6)(8)(9)  3.0%     139,820  (7)(8)(9)   4.2%
   persons) ..............

--------------------
*     Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes the exercise by such person or group (exclusive of the exercise by others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date. TIMET Common Stock share amounts have been restated to reflect a 1-for-10 reverse stock split of the TIMET Common Stock effective February 14, 2003 (the "TIMET Reverse Stock Split").

(2) The percentages are based on 47,693,884 shares of NL Common Stock outstanding as of the Record Date.

(3) The percentages are based on 5,115,780 shares of CompX Class A Common Stock outstanding as of the Record Date.

(4) The percentages are based on 3,180,182 shares of TIMET Common Stock outstanding as of the Record Date.

(5) Valhi and Tremont LLC, the successor to Tremont Corporation (collectively, "Tremont"), are the direct holders of approximately 63.2% and 21.4%, respectively, of the outstanding NL Common Stock. Valhi is the direct holder of 100% of the membership interests of Tremont. See footnotes (2),
      (4) and (5) to the "Ownership of Valhi" table above for certain information concerning Valhi and the individuals and entities that may be deemed to own indirectly and beneficially shares of NL Common Stock that Valhi or Tremont directly hold. Harold C. Simmons and all other directors, director nominees and executive officers of Valhi disclaim beneficial ownership of all of the shares of NL Common Stock that Valhi or Tremont directly hold.

(6) Valcor, Inc., a wholly owned subsidiary of Valhi ("Valcor"), directly owns 100% of the CompX class B common stock, par value $0.01 per share ("CompX Class B Common Stock" and together with the CompX Class A Common Stock, the "CompX Common Stock"). Each share of CompX Class B Common Stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes. Valhi holds approximately 7.3% of the outstanding CompX Class A Common Stock. As a result, Valhi holds, directly and indirectly through Valcor, approximately 68.6% of the combined voting power of the CompX Common Stock (approximately 95.5% for the election of directors). In certain instances, shares of CompX Class B Common Stock are automatically convertible into shares of CompX Class A Common Stock. See footnotes (2), (4) and (5) to the "Ownership of Valhi" table above for certain information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of CompX Common Stock that Valcor or Valhi hold directly. Harold C. Simmons and all other directors, director nominees and executive officers of Valhi disclaim beneficial ownership of all of the shares of CompX Common Stock that Valhi or Valcor directly hold.

(7) Tremont, the Master Trust, Contran and Valhi directly hold approximately 39.7%, 9.0%, 2.9% and 0.1%, respectively, of the outstanding TIMET Common Stock. Contran does not hold any TIMET Common Stock directly but holds 700,000 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities of TIMET Capital Trust 1 (the "BUCs"), which are convertible into 93,730 shares of TIMET Common Stock. The percentage ownership of TIMET Common Stock attributable to Contran assumes the full conversion of only the BUCs that Contran directly holds. See footnotes
      (2), (4) and (5) to the "Ownership of Valhi" table above for certain information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of TIMET Common Stock that Tremont, the Master Trust, Contran or Valhi hold directly or indirectly. Harold C. Simmons and all other directors, director nominees and executive officers of Valhi disclaim beneficial ownership of all of the shares of TIMET Common Stock that Tremont, the Master Trust, Contran or Valhi directly or indirectly hold.

(8) The shares of NL Common Stock, CompX Class A Common Stock and TIMET Common Stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to NL, CompX or TIMET stock option plans that such person or group may exercise within 60 days subsequent to the Record Date:

                                                                  Shares of CompX Class A
                                              Shares of NL         Common Stock Issuable    Shares of TIMET Common
                                         Common Stock Issuable      Upon the Exercise of    Stock Issuable Upon the
                                          Upon the Exercise of      Stock Options On or        Exercise of Stock
                                        Stock Options On or Before         Before            Options On or Before
          Name of Beneficial Owner            May 23, 2003              May 23, 2003              May 23, 2003
        ----------------------------    ------------------------    ---------------------   -----------------------
        Edward J. Hardin..............             -0-                       5,000                      -0-
        Glenn R. Simmons..............           8,000                      54,000                    1,000
        Harold C. Simmons.............           8,000                         -0-                      -0-
        Steven L. Watson..............           4,000                      12,400                    1,500
        William J. Lindquist..........             -0-                      10,000                      -0-
        Bobby D. O'Brien..............             -0-                      10,000                      -0-
        Gregory M. Swalwell...........             -0-                       5,000                      -0-
        All     other      executive
           officers  of  Valhi  as a
           group (5 persons)........               -0-                      18,000                      -0-

(9) The shares of NL Common Stock and CompX Class A Common Stock shown as beneficially owned by Harold C. Simmons include 69,475 and 20,000 shares, respectively, directly held by his wife. The shares of TIMET Common Stock shown as beneficially owned by Harold C. Simmons include 1,560 shares the Annette Simmons Grandchildren's Trust directly holds, for which Mr. Simmons and his wife are co-trustees and the beneficiaries of which are his wife's grandchildren (the "AS Grandchildren's Trust"). Mr. Simmons shares the power to vote and direct the disposition of the shares of TIMET Common Stock the AS Grandchildren's Trust directly holds. The shares of TIMET Common Stock shown as beneficially owned by Harold C. Simmons also include 133,900 shares of TIMET Common Stock issuable to his wife upon conversion of 1,000,000 BUCs that she directly owns. The percentage ownership of TIMET Common Stock attributable to Mr. Simmons assumes the full conversion of only the BUCs that his wife directly holds. Mr. Simmons disclaims beneficial ownership of any and all of such shares that his wife or the AS Grandchildren's Trust directly holds.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

      Compensation of Directors. During 2002, Dr. Thomas E. Barry, Norman S. Edelcup, Edward J. Hardin and J. Walter Tucker, Jr., directors of Valhi who were not also employees of Valhi or an affiliate of Valhi (collectively, the "Nonemployee Directors"), received an annual retainer of $16,000 paid in quarterly installments, plus a fee of $1,000 per day for attendance at board meetings and at a daily rate for other services rendered on behalf of the Board of Directors and/or the standing committees thereof. Nonemployee Directors who were members of the audit committee or MD&C Committee also received an annual retainer of $1,000, paid in quarterly installments, for each of these committees on which they served. Nonemployee Directors are also reimbursed for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors and/or its committees.

      In February 2002, each of the Nonemployee Directors also received under the 1997 Plan 1,000 shares of Valhi Common Stock and stock options exercisable for 2,000 shares of Valhi Common Stock. The annually granted stock options have an exercise price equal to the closing sales price of Valhi Common Stock on the date of grant, have a term of 10 years and fully vest on the first anniversary of the date of grant. Valhi grants the annual Nonemployee Director stock and stock options on the third business day after Valhi issues a press release reporting its full-year earnings for the prior year.

      Contran and certain of its subsidiaries, including Valhi, have entered into certain intercorporate services agreements (collectively, the "ISAs") pursuant to which Contran, among other things, provides the services of all or certain of the named executive officers, to certain of Contran's subsidiaries, including Valhi and its subsidiaries. For a discussion of these ISAs, see "Certain Relationships and Transactions."

      Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by Valhi and its subsidiaries for services rendered to Valhi and its subsidiaries during 2002, 2001 and 2000 by Valhi's chief executive officer and each of the four other most highly compensated individuals (based on ISA charges to Valhi and its subsidiaries) who were executive officers of Valhi at December 31, 2002.

      Harold C. Simmons was an employee of Contran for all of 2002, 2001 and 2000. For all of 2002 and 2001, Steven L. Watson, William J. Lindquist, Bobby D. O'Brien and Gregory M. Swalwell were employees of Contran. For the second half of 2000, Messrs. Watson, Lindquist and O'Brien were employees of Contran. For the first half of 2000, Messrs. Watson, Lindquist and O'Brien were employees of Valhi. For all of 2000, Mr. Swalwell was an employee of Valhi. In 2002 and 2001, pursuant to the ISAs, Contran, among other things, provided to Valhi and certain of Valhi's subsidiaries the services of all of the named executive officers. In 2000, pursuant to the ISAs, either Contran or Valhi provided the other the services of the named executive officers depending on who employed the executive officer at the time the services were rendered. Pursuant to the ISAs, the employer of an executive officer charged the other party to the ISA a fee for such officer's services rendered under the ISA. For a discussion of these ISAs, see "Certain Relationships and Transactions."

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                                                   Compensation (1)
                                                                                   ---------------
                                                                                        Awards
                                                                                   ---------------
                                                  Annual Compensation (2)               Shares
            Name and                        -------------------------------           Underlying        All Other
        Principal Position          Year        Salary              Bonus             Options (#)      Compensation
--------------------------------    ----   ---------------    -------------        ---------------    ---------------
Harold C. Simmons................   2002    $3,992,220 (3)    $    -0- (3)               2,000 (4)    $    -0-
Chairman of the Board               2001     3,484,000 (3)         -0- (3)               2,000 (4)         -0-
                                    2000     2,992,469 (3)         -0- (3)               2,000 (4)         -0-

Steven L. Watson.................   2002     1,263,680 (3)         -0- (3)               2,000 (4)       9,283 (7)
President and Chief  Executive                                                           2,000 (5)
  Officer                                                                                  500 (6)
                                    2001     1,040,335 (3)         -0- (3)               2,000 (4)      52,481 (7)
                                                                                         2,000 (5)
                                                                                           500 (6)
                                    2000       862,663 (3)         -0- (3)               2,000 (5)      85,337 (7)
                                                                                           500 (6)

William J. Lindquist.............   2002       574,000 (3)         -0- (3)                 -0-           6,657 (7)
Senior Vice President               2001       432,000 (3)         -0- (3)                 -0-          37,635 (7)
                                    2000       374,000 (3)         -0- (3)                 -0-          62,906 (7)

Bobby D. O'Brien.................   2002       538,000 (3)         -0- (3)                 -0-             598 (7)
Vice President and Treasurer        2001       455,000 (3)         -0- (3)                 -0-           3,380 (7)
                                    2000       373,000 (3)         -0- (3)                 -0-          12,363 (7)

Gregory M. Swalwell..............   2002       412,000 (3)         -0- (3)                 -0-             140 (7)
Vice President and Controller       2001       407,000 (3)         -0- (3)                 -0-             793 (7)
                                    2000       129,575 (3)     126,758 (3)              25,000 (8)      11,336 (7)

--------------------

(1) No shares of restricted stock were granted to the named executive officers nor payouts made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the columns for such compensation have been omitted.

(2) Other annual compensation for each of the named executive officers included perquisites, which perquisites were less than the level required for reporting pursuant to SEC rules. Therefore, the column for other annual compensation has been omitted.

(3) For 2002 and 2001, the amounts shown in the table as salary for each of the named executive officers represent the portion of the fees Valhi and its subsidiaries paid to Contran pursuant to the ISAs with respect to services such officer rendered to Valhi and its subsidiaries. For 2002 and 2001, the amounts shown in the table as salary for Messrs. Simmons and Watson also includes director fees paid to each of them by Valhi's subsidiaries.

      For  2000,  the  amount  shown in the  table  as  salary  for Mr.  Simmons represents the portion of the fees Valhi and its subsidiaries paid to Contran pursuant to the ISAs with respect to services he rendered to Valhi and its subsidiaries, plus director fees paid to him by Valhi's subsidiaries.

      For 2000, the amounts shown in the table as salary for Messrs. Watson, Lindquist and O'Brien represent the full amount paid by Valhi and its subsidiaries for services such individuals rendered to Valhi during the first half of 2000, less the portion of such compensation that is attributable to the services such executive officers rendered to Contran and certain entities related to Contran, for which Contran credited Valhi pursuant to the ISA between Contran and Valhi (the "Contran/Valhi ISA"), plus the portion of such compensation that is attributable to the services such executive officers rendered to Valhi and its subsidiaries during the second half of 2000, for which Contran charged Valhi and its subsidiaries pursuant to the ISAs. For 2000, the amount shown in the table as salary for Mr. Watson also includes director fees paid to him by Valhi's subsidiaries.

      For 2000 the amounts shown in the table as compensation for Mr. Swalwell represent the full amount paid by Valhi and its subsidiaries for services he rendered to Valhi and its subsidiaries during 2000, less the portion of such compensation that is attributable to the services he rendered to Contran and certain entities related to Contran, for which Contran credited Valhi pursuant to the Contran/Valhi ISA. The net salary and bonus amounts shown for him for 2000 reflect the reduction for the amount credited to Valhi by Contran for him, which has been allocated proportionately between his base salary and bonus.

      The components of salary and bonus shown in the table for each of the named executive officers are as follows.

                                                          2000                  2001                 2002
                                                --------------------    -------------------    --------------
          Harold C. Simmons
            Contran/Valhi ISA Fee............   $      1,000,000        $     1,000,000        $     1,000,000
            Contran/NL ISA Fee...............            950,000                950,000                950,000
            Contran/Tremont ISA Fee..........            980,000                980,000                980,000
            Contran/CompX ISA Fee............                -0-                500,000              1,000,000
            NL Cash Directors Fees...........             20,000                 20,000                 19,000
            NL Director Stock................             22,719                 15,250                 15,220
            Tremont Cash Directors Fees......             19,750                 18,750                 28,000
                                                  --------------          -------------          -------------
                                                $      2,992,469        $     3,484,000        $     3,992,220
                                                  ==============          =============          =============

          Steven L. Watson
            Valhi Salary.....................   $        200,000        $           -0-        $           -0-
            Valhi Bonus......................                -0-                    -0-                    -0-
            Net Contran/Valhi ISA Fee........            573,000                746,000  (a)           859,000  (a)
            Contran/NL ISA Fee...............                -0-                 91,000                167,000
            Contran/Tremont ISA Fee..........                -0-                 24,000                 83,000
            Contran/CompX ISA Fee............                -0-                 61,000                 42,000
            NL Cash Directors Fees...........              9,500                 20,000                 19,000
            NL Director Stock................             22,719                 15,250                 15,220
            Tremont Cash Directors Fees......              4,500                 18,750                 28,750
            TIMET Cash Directors Fees........             19,350                 24,050                 19,700
            TIMET Director Stock.............              1,969                 14,210                  3,860
            CompX Cash Directors Fees........             22,000                 20,000                 19,000
            CompX Director Stock.............              9,625                  6,075                  7,150
                                                  --------------          -------------          -------------
                                                $        862,663        $     1,040,335        $     1,263,680
                                                  ==============          =============          =============

          William J. Lindquist
            Valhi Salary.....................   $        150,000        $           -0-        $           -0-
            Valhi Bonus......................                -0-                    -0-                    -0-
            Net Contran/Valhi ISA Fee........            224,000                284,000  (a)           420,000  (a)
            Contran/NL ISA Fee...............                -0-                  8,000                 90,000
            Contran/Tremont ISA Fee..........                -0-                 40,000                 23,000
            Contran/CompX ISA Fee............                -0-                100,000                 41,000
                                                  ---------------         --------------         -------------
                                                $        374,000        $       432,000        $       574,000
                                                  ==============          =============          =============

          Bobby D. O'Brien
            Valhi Salary.....................   $        125,000        $           -0-        $           -0-
            Valhi Bonus......................                -0-                    -0-                    -0-
            Net Contran/Valhi ISA Fee........            248,000                382,000  (a)           334,000  (a)
            Contran/NL ISA Fee...............                -0-                 44,000                167,000
            Contran/Tremont ISA Fee..........                -0-                 29,000                 37,000
            Contran/CompX ISA Fee............                -0-                    -0-                    -0-
                                                  ---------------         --------------         -------------
                                                $        373,000        $       455,000        $       538,000
                                                  ==============          =============          =============

          Gregory M. Swalwell
            Valhi Salary.....................   $        153,333        $           -0-        $           -0-
            Valhi Bonus......................            150,000                    -0-                    -0-
            Net Contran/Valhi ISA Fee........            (47,000)               201,000  (a)           192,000  (a)
            Contran/NL ISA Fee...............                -0-                114,000                127,000
            Contran/Tremont ISA Fee..........                -0-                 69,000                 70,000
            Contran/CompX ISA Fee............                -0-                 23,000                 23,000
                                                  ---------------         --------------         -------------
                                                $        256,333        $       407,000        $       412,000
                                                  ==============          =============          =============

      (a) For 2001 and 2002, includes amounts Contran charged pursuant to ISAs to Medite Corporation, an indirect wholly owned subsidiary of Valhi, and Waste Control Specialists LLC, an indirect subsidiary of Valhi.

(4) Represents shares of NL Common Stock underlying stock options NL granted to this named executive officer.

(5) Represents shares of CompX Class A Common Stock underlying stock options CompX granted to this named executive officer.

(6) Represents shares of TIMET Common Stock underlying stock options TIMET granted to this named executive officer. TIMET Common Stock share amounts have been restated to reflect the TIMET Reverse Stock Split.

(7) All other compensation for the last three years for each of the following named executive officers consisted of matching contributions pursuant to Valhi's deferred incentive plan (the "DIP"); and interest accruals on the executive officer's unfunded deferred compensation reserve accounts attributable to certain limits under the Internal Revenue Code of 1986, as amended (the "Code"), with respect to such officer's participation in the DIP and Valhi's former defined benefit pension plan, which accounts are payable upon the named executed officer's retirement from, or the termination of his employment with, Valhi (or its affiliates) or upon his death to his beneficiaries; as follows:

                                                                                 Unfunded Reserve
                                                                                 Account Interest
                                                                 Employer's       Accruals Above
                                                                    DIP            120% of the
                  Named Executive Officer             Year      Contributions      AFR Rate (a)         Total
         ----------------------------------------    -------  ----------------  ------------------  -----------
         Steven L. Watson........................     2002     $      -0-  (b)        $  9,283          $  9,283
                                                      2001            -0-  (b)          52,481            52,481
                                                      2000         10,200               75,137            85,337

         William J. Lindquist....................     2002            -0-  (b)           6,657             6,657
                                                      2001            -0-  (b)          37,635            37,635
                                                      2000          9,024               53,882            62,906

         Bobby D. O'Brien........................     2002            -0-  (b)             598               598
                                                      2001            -0-  (b)           3,380             3,380
                                                      2000          7,524                4,839            12,363

         Gregory M. Swalwell.....................     2002            -0-  (b)             140               140
                                                      2001            -0-  (b)             793               793
                                                      2000         10,200                1,136            11,336

      (a) The agreements for these unfunded reserve accounts provide that the balance of such accounts accrue credits in lieu of interest compounded quarterly. Pursuant to SEC rules, the amounts shown represent the portion of the credit accruals to the unfunded reserve accounts that exceeds 120% of the applicable federal long-term rate as prescribed by the Code (the "AFR Rate"). The AFR Rate used for such computations was the 120% AFR Rate for quarterly compounding in effect for the month of the respective quarter that the credit accrual was added to the account.

      (b) Since all of Valhi's employees became employees of Contran effective January 1, 2001, Valhi did not make any contributions to the DIP in 2001 or 2002.

(8) Represents shares of Valhi Common Stock underlying stock options Valhi granted to this named executive officer.

      Grants of Stock Options. The following table provides information, with respect to the named executive officers, concerning the grant of stock options during 2002 under the 1997 Plan and the stock option plans of NL, TIMET and CompX. Neither Valhi nor any of its parent or subsidiary corporations has granted any stock appreciation rights ("SARs"). In addition, neither Valhi nor any of its parent or subsidiary corporations granted any stock options to Messrs. Lindquist, O'Brien or Swalwell in 2002.

                              OPTION GRANTS IN 2002

                                               Individual Grants
                        ----------------------------------------------------------   Potential Realizable Value at
                            Number of      Percent of                                   Assumed Annual Rates of
                            Shares of    Total Options                                  Stock Price Appreciation
                           Underlying      Granted to     Exercise or                      for Option Term (1)
                             Options       Employees      Base Price    Expiration   --------------------------------
          Name              Granted (#)     In 2002 (2)    Per Share       Date           5%                  10%
-----------------------  --------------- -------------- -------------- ------------  ---------------   --------------
Harold C. Simmons
  NL Stock Options.....     2,000 (3)        16.67%        $13.81 (3)    02/01/07    $    7,640 (4)    $   16,860 (4)

Steven L. Watson
  NL Stock Options.....     2,000 (3)        16.67%         13.81 (3)    02/01/07         7,640 (4)        16,860 (4)
  TIMET Stock Options..       500 (5)        16.67%         38.60 (5)    05/07/12        12,140 (4)        30,760 (4)
  CompX Stock Options..     2,000 (6)         8.00%         14.30 (6)    05/14/12        17,980 (4)        45,580 (4)

--------------------

(1)   Pursuant  to  SEC  rules,   the  amounts  under  these   columns   reflect
      calculations at assumed 5% and 10% annual appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying common stocks. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying common stock obtainable upon exercise of such stock options and the aggregate exercise price of such stock options.

      The amount of gain to the optionees depends on the amount of increase in the price of the applicable underlying common stock, which would benefit all the respective stockholders proportionately. These potentially realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC rules. Actual gains, if any, on stock option exercises depend on the future performance of the applicable common stock, overall market conditions and the timing of the exercise thereof by each respective optionee. There can be no assurance that the amounts reflected in the table will be achieved.

(2) With respect to NL, TIMET and CompX stock options, the percent of total options granted to employees is based on the number of shares underlying stock options the respective issuer granted to its employees and directors in 2002 as shown in the following table. In 2002, NL and TIMET did not grant any stock options to employees and only granted stock options to its directors. The TIMET share amount is restated to reflect the TIMET Reverse Stock Split.

                                                                                     Shares of the Issuer's Common
                                                                                    Stock Underlying Stock Options
                                         Issuer                                       Granted in 2002 by the Issuer
         ---------------------------------------------------------------------     --------------------------------
         NL...................................................................                    12,000
         TIMET................................................................                     3,000
         CompX................................................................                    25,000

(3) This stock option represents stock options NL annually grants to its nonemployee directors. This stock option is exercisable for shares of NL Common Stock and becomes exercisable in full on the first anniversary of its date of grant. The exercise price for this stock option can be paid in already owned shares of NL Common Stock, provided the optionee held such tendered shares for at least six months.

(4)   The  appreciated   value  per  share  on  the  respective  stock  option's
      expiration date, based on the exercise price as the fair market value per share of the underlying common stock, would be as follows:

                                                 Fair Market        Term of        5% Assumed         10% Assumed
                                                   Value on        Option in     Annual Rate of     Annual Rate of
                       Issuer                    Date of Grant       Years       Appreciation        Appreciation
         ----------------------------------    ----------------   -----------  -----------------  ---------------
         NL................................         $13.81              5             $17.63            $ 22.24
         TIMET.............................          38.60             10              62.88             100.12
         CompX.............................          14.30             10              23.29              37.09

(5) This stock option represents stock options TIMET annually grants to its nonemployee directors. This stock option is exercisable in full for shares of TIMET Common Stock and becomes exercisable on the first anniversary of its date of grant. All TIMET Common Stock share amounts and exercise prices for TIMET Common Stock have been restated to reflect the TIMET Reverse Stock Split.

(6) This stock option represents stock options CompX annually grants to its nonemployee directors. This stock option is exercisable for shares of CompX Class A Common Stock and becomes exercisable at a rate of 20% on each of the first five anniversary dates of the date of grant. The exercise price for this stock option can be paid in already owned shares of CompX Class A Common Stock, provided the optionee held such tendered shares for at least six months.

      Stock Option Exercises and Holdings. The following table provides information with respect to each of the named executive officers concerning the aggregate amount the named executive officer realized in 2002 upon the exercise of stock options for Valhi, NL and TIMET Common Stock and CompX Class A Common Stock and the value of unexercised stock options for Valhi, NL and TIMET Common Stock and CompX Class A Common Stock such officer held as of December 31, 2002. Neither Valhi, NL, TIMET nor CompX have granted any SARs.

                  AGGREGATE STOCK OPTION EXERCISES IN 2002 AND
                         DECEMBER 31, 2002 OPTION VALUES


                                                                 Number of Shares
                                Shares                              Underlying               Value of Unexercised
                               Acquired                        Unexercised Options at         In-the-Money Options
                                  on                           December 31, 2002 (#)      at December 31, 2002 (1)
                               Exercise      Value         ----------------------------  -----------------------------
           Name                   (#)      Realized        Exercisable    Unexercisable   Exercisable    Unexercisable
---------------------------   ----------  -----------      ------------  --------------  ------------   --------------
Harold C. Simmons
   Valhi Stock Options....           -0-  $     -0-                 -0-             -0-  $        -0-  $          -0-
   NL Stock Options.......           -0-        -0-               8,000           2,000        14,000           6,380
                              ----------  ---------        ------------  --------------  ------------  --------------
                                     -0-        -0-               8,000           2,000        14,000           6,380

Steven L. Watson
   Valhi Stock Options....        16,700    166,135  (2)        153,300          10,000       252,161             -0-
   NL Stock Options.......           -0-        -0-               2,000           2,000           -0-           6,380
   TIMET Stock Options....           -0-        -0-               1,000             500           -0-             -0-
   CompX Stock Options....           -0-        -0-               9,200           6,800           -0-             -0-
                              ----------  ---------        ------------  --------------  ------------  --------------
                                  16,700    166,135  (2)        165,500          19,300       252,161           6,380

William J. Lindquist
   Valhi Stock Options....        52,300    509,762  (2)        115,700          22,000       109,891             -0-
   CompX Stock Options....           -0-        -0-               8,000           2,000           -0-             -0-
                              ----------  ---------        ------------  --------------  ------------  --------------
                                  52,300    509,762  (2)        123,700          24,000       109,891             -0-

Bobby D. O'Brien
   Valhi Stock Options....        23,600    230,006  (2)         59,400          22,000         2,436             -0-
   CompX Stock Options....           -0-        -0-               8,000           2,000           -0-             -0-
                              ----------  ---------        ------------  --------------  ------------  --------------
                                  23,600    230,006  (2)         67,400          24,000         2,436             -0-

Gregory M. Swalwell
   Valhi Stock Options....        23,600    230,026  (2)         69,400          32,000        40,836             -0-
   CompX Stock Options....           -0-        -0-               4,000           1,000           -0-             -0-
                              ----------  ---------        ------------  --------------  ------------  --------------
                                  23,600    230,026  (2)         73,400          33,000        40,836             -0-

--------------------

(1) The aggregate amount is based on the difference between the exercise price of the individual stock options and the closing sales price of such underlying common stock as reported on the New York Stock Exchange on December 31, 2002. Such closing sales prices were: $8.30 per share for Valhi Common Stock, $17.00 per share for NL Common Stock, $19.10 per share for TIMET Common Stock and $8.37 per share for CompX Class A Common Stock. All TIMET Common Stock prices and share amounts and exercise prices for TIMET Common Stock were adjusted to reflect the TIMET Reverse Stock Split.

(2) The amount realized is based on the difference between the same-day sales price per share of the underlying Valhi Common Stock issued upon exercise and the exercise price per share.

                      EQUITY COMPENSATION PLAN INFORMATION

      The following table provides summary information as of December 31, 2002 with respect to Valhi's equity compensation plans under which Valhi's equity securities may be issued to employees or nonemployees (such as directors, consultants, advisers, vendors, customers, suppliers and lenders) in exchange for consideration in the form of goods or services. The 1997 Plan and the 1987 Plan, both of which have been approved by Valhi's stockholders, are the only such equity compensation plans.

                                         Column (A)                  Column (B)                   Column (C)
                                ---------------------------  --------------------------   ---------------------------
                                                                                             Number of Securities
                                                                                            Remaining Available for
                                                                                             Future Issuance Under
                                Number of Securities to be    Weighted-Average Exercise    Equity Compensation Plans
                                  Issued Upon Exercise of       Price of Outstanding         (Excluding Securities
                                   Outstanding Options,               Options,                   Reflected in
        Plan Category                Warrants and Rights          Warrants and Rights              Column (A))
---------------------------     ---------------------------  ---------------------------  ---------------------------
Equity  compensation  plans
approved     by    security
holders....................             1,180,900                       $9.03                     4,065,000

Equity  compensation  plans
not  approved  by  security
holders....................                   -0-                         -0-                           -0-

Total......................             1,180,900                       $9.03                     4,065,000


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Valhi's executive officers, directors and persons who own more than 10% of a registered class of Valhi's equity securities to file reports of ownership with the SEC, the New York Stock Exchange, Inc. and Valhi. Based solely on the review of the copies of such forms and written representations by certain reporting persons received, Valhi believes that for 2002 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

                        REPORT ON EXECUTIVE COMPENSATION

      During 2002, the Nonemployee Directors and the MD&C Committee administered matters regarding compensation of Valhi's executive officers. Such individuals in their respective capacities submit this report, as set forth below.

      The Board of Directors, with directors other than Nonemployee Directors abstaining, considered and approved the terms of the Contran/Valhi ISA, pursuant to which Contran provided to Valhi the services of all of Valhi's executive officers. Valhi has no employees and contracts with Contran under the Contran/Valhi ISA for the services of Contran's employees. The amount of the fee Valhi pays under the Contran/Valhi ISA with respect to each of its executive officers and others who provides services to Valhi while employed by Contran represents, in the view of the Board of Directors, the reasonable equivalent of "compensation" for such services.

      In considering the fee Valhi pays under the Contran/Valhi ISA with respect to Valhi's executive officers, including the chief executive officer, the Nonemployee Directors considered the overall fee charged under the Contran/Valhi ISA for the services such officers provide Valhi. No specific formulas, guidelines or comparable positions were considered in determining the amount of such fee, nor was there any specific relationship between Valhi's current or future performance and the level of such fee.

      The MD&C Committee, which is comprised solely of Nonemployee Directors, reviews and approves actions related to grants of stock options or other equity compensation to Valhi's executive officers pursuant to the 1997 Plan. The size of each executive officer's grant of stock options is based upon the recommendation of management as modified and/or approved by the chairman of the board in his best business judgment. In 2002, Valhi's management did not recommend that the Committee grant stock options or any other equity compensation. Accordingly, for 2002, the MD&C Committee did not grant any stock options or other equity compensation. Pursuant to a continuing authorization of the MD&C Committee from prior years, Nonemployee Directors received 2002 annual grants of stock options and shares of Valhi Common Stock.

      Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is Valhi's policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances Valhi's ability to deduct fully such compensation.

         The following individuals in the capacities indicated submit the foregoing report:

Norman S. Edelcup                                Dr. Thomas E. Barry
Nonemployee Director and chairman of             Nonemployee Director and member
the MD&C Committee                               of the MD&C Committee

Edward J. Hardin                                 J. Walter Tucker, Jr.
Nonemployee Director                             Nonemployee Director

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

      Relationships with Related Parties. As set forth under "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control Valhi. Valhi and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and
(b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party. Valhi continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant, it is possible that Valhi might be a party to one or more of such transactions in the future. In connection with these activities Valhi may consider issuing additional equity securities or incurring additional indebtedness. Valhi's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of Valhi to engage in transactions with related parties on terms, in the opinion of Valhi, no less favorable to Valhi than could be obtained from unrelated parties.

      Each of the Valhi executive officers also currently serves as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 2003. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests. No specific procedures are in place that govern the treatment of transactions among Valhi and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors of companies owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

      Intercorporate Services Agreements. Valhi and certain related corporations have entered into certain ISAs. The parties to each ISA, in exchange for agreed upon fees and reimbursements of costs, agree to render certain services to the other, which services may include executive officer services rendered to one party by employees of the other. The fees paid pursuant to the ISAs are generally based upon the estimated percentage of time individual employees, including executive officers, devote to certain matters on behalf of the recipient of the services and the employer's cost in providing such services. Each of the ISAs automatically extends on a quarter-to-quarter basis, subject to termination by either party pursuant to written notice delivered 30 days prior to a quarter-end, and may be amended by mutual agreement.

      Under the Contran/Valhi ISA, Contran renders certain management, financial, legal, tax, administrative and aircraft maintenance services to Valhi, including the services of all of Valhi's executive officers. Valhi paid Contran fees of $4,179,000 for services rendered under this ISA in 2002.

      The ISA between Contran and Tremont provides that Contran will make available certain management, financial, legal, tax and administrative services to Tremont, including the services of certain of Valhi's executive officers. Tremont paid Contran fees of $1,448,000 for such services rendered in 2002. Tremont also paid directors fees and expenses directly to Messrs. Glenn and Harold Simmons and Mr. Watson.

      The ISA between Contran and NL provides that Contran will make available certain management, financial, legal, tax and administrative services to NL, including the services of certain of Valhi's executive officers, and NL provides certain administrative support services to Contran. NL paid Contran net fees of $1,503,000 for services rendered under this ISA in 2002, which represented
$1,800,000 for services Contran rendered to NL less $297,000 for certain administrative support services NL rendered to Contran. NL also paid directors fees and expenses directly to Messrs. Glenn and Harold Simmons and Mr. Watson.

      The ISA between Contran and CompX provides that Contran will make available certain management, financial, legal, tax and administrative services to CompX, including the services of certain of Valhi's executive officers. CompX paid Contran fees of $1,658,000 for such services rendered in 2002. In addition, CompX paid Valhi approximately $86,000 in rent for 2002 for use of a portion of Valhi's corporate office space as CompX's principal offices. CompX also paid directors fees and expenses directly to Messrs. Glenn Simmons and Watson.

      The ISA between Contran and Waste Control Specialists LLC, an indirect subsidiary of Valhi ("WCS"), provides that Contran will make available certain management, financial, legal, tax and administrative services to WCS, including the services of certain of Valhi's executive officers. WCS paid Contran fees of $571,000 for such services rendered in 2002.

      The ISA between Contran and Medite Corporation, an indirect wholly owned subsidiary of Valhi ("Medite"), provides that Contran will make available certain management, financial, legal, tax and administrative services to Medite, including the services of certain of Valhi's executive officers. Medite paid Contran fees of $227,000 for such services rendered in 2002.

      Family Trust Loan Agreement. In May 2001, a wholly owned subsidiary of NL Environmental Management Services, Inc. ("EMS"), a majority-owned subsidiary of NL, loaned $20 million to one of the Trusts, the Harold C. Simmons Family Trust No. 2 ("Family Trust No. 2"), under a $25 million revolving credit agreement. Special independent committees of NL's and EMS' boards of directors approved the loan. The loan bears interest at the prime rate (4.25% at December 31, 2002), is due on demand with sixty days notice and is collateralized by 13,749 shares, or approximately 35%, of Contran's outstanding Class A voting common stock and 5,000 shares, or 100%, of Contran's Series E Cumulative preferred stock, both of which are owned by the Family Trust No. 2. The value of this collateral is dependent in part on the value of Valhi as Contran's interest in Valhi is one of Contran's more substantial assets. At December 31, 2002, the outstanding loan balance under the revolving credit agreement was $18 million.

      Sale of EWI. EWI RE, Inc. ("EWI Inc.") provides for or brokers certain insurance policies for Contran and its related companies, including Valhi and its subsidiaries. At January 1, 2002, one of the daughters of Harold C. Simmons and a wholly owned subsidiary of Contran owned, directly or indirectly, 57.8% and 42.2%, respectively, of the outstanding common stock of EWI Inc. and of the membership interests of EWI Inc.'s management company, EWI RE, Ltd. (collectively with EWI Inc., "EWI"). In January 2002, NL purchased EWI for an aggregate cash purchase price of approximately $9.0 million. The purchase was approved by a special committee of NL's board of directors consisting of two of its independent directors, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to, due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee.

      Insurance Matters. Contran and certain of its related companies, including Valhi and certain of its subsidiaries, participate in a combined risk management program. Pursuant to the program, the costs of jointly owned policies are apportioned among the insured participants. EWI Inc. and two captive insurance subsidiaries of Valhi provide for or broker these jointly owned insurance policies. Consistent with insurance industry practices, the captive insurance subsidiaries and EWI Inc. receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker. During 2002, Contran and Keystone paid approximately $153,000 and $2.2 million, respectively, for policies provided or brokered by the captive insurance subsidiaries and EWI Inc. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to the captive insurance subsidiaries and EWI Inc. Valhi expects that these relationships with Contran and related companies and the captive insurance subsidiaries and EWI Inc. will continue in 2003.

      Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, pursuant to an amended agreement that may be terminated upon 90 days written notice by either party, this son-in-law provides advisory services to EWI as requested by EWI, for which the son-in-law is paid $11,875 per month and receives certain benefits under EWI's benefit plans. Since March 2003, such son-in-law also serves as EWI Inc.'s chairman of the board.


      Law Firm Relationship. In 2002, Contran and its related companies paid Rogers & Hardin, LLP, a law firm of which Valhi's director Edward J. Hardin is a partner, approximately $275,000 in fees for services Rogers & Hardin LLP rendered to such entities. The aggregate amount paid includes approximately $1,400 in fees CompX paid Rogers & Hardin, LLP for services rendered to CompX. The CompX payment is the only amount Valhi or its subsidiaries paid Rogers & Hardin in 2002. Valhi presently expects, and understands that Contran and its other related companies presently expect, to continue their relationship with Rogers & Hardin LLP in 2003.

      Intercompany Loans. From time to time, loans and advances are made between Valhi and various related parties, including Contran, pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When Valhi loans funds to related parties, Valhi is generally able to earn a higher rate of return on the loan than Valhi would earn if the funds were invested in other similar instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to Valhi, Valhi believes that it has evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When Valhi borrows from related parties, Valhi is generally able to pay a lower rate of interest than Valhi would pay if it borrowed from unrelated parties. During 2002, Valhi borrowed varying amounts from Contran pursuant to the terms of a demand note. Such unsecured borrowings bore interest at a rate of prime less 0.5%. Valhi's total interest expense for such borrowings in 2002 was approximately $922,000.

      Research and Development Partnership. COAM Company is a partnership that has sponsored research agreements with The University of Texas Southwestern Medical Center at Dallas ("UT Southwestern") to develop and commercially market a safe and effective treatment for arthritis (the "Arthritis Research Agreement") and to develop and commercially market patents and technology resulting from a cancer research program (the "Cancer Research Agreement"). COAM's partners are Contran, Valhi and National. Harold C. Simmons is the manager of COAM. The Arthritis Research Agreement, as amended, provides for payments by COAM to UT Southwestern of up to $1.2 million over the next two years and the Cancer Research Agreement, as amended, provides for payments by COAM to UT Southwestern of up to $9.3 million over the next eight years. Funding requirements pursuant to the Arthritis and Cancer Research Agreements are without recourse to the COAM partners and the partnership agreement provides that no partner shall be required to make capital contributions. Valhi made no capital contributions to COAM in 2002.

                                PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Valhi Common Stock against the cumulative total return of the S&P 500 Stock Index and the S&P 500 Industrial Conglomerates Index for the period of five fiscal years commencing December 31, 1997 and ending December 31, 2002. In prior years, Valhi has compared the cumulative stockholder return on Valhi Common Stock against the S&P Manufacturing (Diversified) Index. This index, however, has been discontinued and certain of the companies included in the discontinued index are a part of the S&P 500 Industrial Conglomerates Index. The graph shows the value at December 31 of each year assuming an original investment of $100 and the reinvestment of dividends to stockholders.

   Comparison of Cumulative Return Among Valhi, Inc. Common Stock, the S&P 500
              Index and the S&P 500 Industrial Conglomerates Index

                         [PERFORMANCE GRAPH GOES HERE]


                                                                    December 31,
                               ---------------------------------------------------------------------------------
                                   1997           1998           1999          2000           2001         2002
                               -------------  -------------  ------------  -------------  ------------  --------
Valhi, Inc.................         $100          $ 123          $ 115         $ 129          $ 145        $ 97

S&P 500 Index..............          100            129            156           141            125          97

S&P 500 Industrial
  Conglomerates Index......          100            137            198           199            179         106

                           INDEPENDENT AUDITOR MATTERS

      Independent Auditors. The firm of PricewaterhouseCoopers LLP ("PwC") served as Valhi's independent auditors for the year ended December 31, 2002. Valhi's audit committee has appointed PwC to review Valhi's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2003. Valhi expects PwC will be considered for appointment to audit Valhi's annual consolidated financial statements for the year ending December 31, 2003. Representatives of PwC are not expected to attend the Meeting.

      Audit Committee Report. The audit committee of the Board of Directors is composed of three directors, all of whom are independent within the meaning of New York Stock Exchange current listing standards. The audit committee operates under a written charter the Board of Directors adopted, a copy of which was attached as Exhibit A to Valhi's proxy statement for its 2001 annual meeting of stockholders. Valhi's management is responsible for preparing Valhi's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Valhi's independent auditors are responsible for auditing Valhi's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The audit committee serves as an independent and objective party to review Valhi's auditing, accounting and financial reporting processes.

      The audit committee has reviewed and discussed Valhi's audited consolidated financial statements for the year ended December 31, 2002 with Valhi's management and independent auditors. The audit committee discussed with the independent auditors the matters required by Statement on Auditing Standards ("SAS") No. 61 (Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications), received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence. The audit committee also considered whether the independent auditors' provision of non-audit services to Valhi and its subsidiaries is compatible with such auditors' independence. Additionally, the audit committee discussed with Valhi's management and the independent auditors such other matters as the committee deemed appropriate. Based on the audit committee's review of Valhi's audited consolidated financial statements and the audit committee's discussions with Valhi's management and independent auditors, the audit committee recommended to the Board of Directors that Valhi's audited consolidated financial statements for the year ended December 31, 2002 be included in Valhi's Annual Report on Form 10-K for the year ended December 31, 2002, which has been filed with the SEC.

Norman S. Edelcup                           Dr. Thomas E. Barry                     Edward J. Hardin
Chairman of the Audit Committee             Member of the Audit Committee           Member of the Audit Committee

      Fees Paid to PwC. The SEC recently adopted new disclosure rules applicable to the independent auditor fee information effective May 6, 2003 pursuant to the Sarbanes-Oxley Act of 2002. Valhi has decided to provide disclosure in accordance with certain of these rules in advance of the effective date. The following table shows the aggregate fees PwC has billed or is expected to bill to Valhi and its subsidiaries for services rendered for 2001 and 2002.

                                                              Audit
                                               Audit         Related           Tax         All Other
               Entity (1)                     Fees (2)       Fees (3)        Fees (4)       Fees (5)       Total
---------------------------------------    -------------  -------------   -------------  -------------  ----------
Valhi and Subsidiaries
    2001...............................    $   187,100    $   14,300      $      -0-     $      -0-     $   201,400
    2002...............................        281,100         16,400            -0-            -0-         297,500

NL and Subsidiaries
    2001...............................        511,081         24,512         52,938         26,082         614,613
    2002...............................      1,616,245        111,301         41,826          4,353       1,773,725

CompX and Subsidiaries
    2001...............................        216,443         87,377         21,591            -0-         325,411
    2002...............................        273,086         53,192         54,632         10,680         391,590

Tremont and Subsidiaries
    2001...............................         60,200            -0-            -0-            -0-          60,200
    2002...............................         92,700            -0-            -0-            -0-          92,700

TIMET and Subsidiaries (6)
    2001...............................        502,500         21,000         66,750         25,000         615,250
    2002...............................        397,000          5,000         64,500            -0-         466,500

Total
    2001...............................      1,477,324        147,189        141,279         51,082       1,816,874
    2002...............................      2,660,131        185,893        160,958         15,033       3,022,015

--------------------

(1)   Fees are reported without duplication.

(2)   Fees for the following services:

      (a)   audits of consolidated year-end financials statements for each year;
      (b) reviews of the unaudited quarterly financial statements for each of the first three quarters of each year;
      (c) normally provided statutory or regulatory filings or engagements for each year;
      (d) consents and assistance with the filing of registrations statements with the SEC; and
      (e) the estimated out-of-pocket costs PwC incurred in providing all of such services for which PwC is reimbursed.

      For 2002, a subsidiary of NL filed a registration statement and Valhi and Tremont Corporation, a predecessor of Tremont LLC, jointly filed a registration statement/proxy statement with the SEC.

(3) Fees for assurance and related services reasonably related to the audit or review of financial statements for each year. These services include employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls.

(4)   Fees for tax compliance, tax advice and tax planning services.

(5) Fees for all services not described in the other categories. No fees were paid to PwC for financial information systems design or implementation of such systems. The disclosed fees include payroll administration services, consulting services and software services.

(6)   Valhi accounts for its interest in TIMET by the equity method.

                                  OTHER MATTERS

      The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their best judgment.

                STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

      Stockholders may submit proposals on matters appropriate for stockholder action at Valhi's annual stockholder meetings, consistent with rules adopted by the SEC. Valhi must receive such proposals not later than December 10, 2003 to be considered for inclusion in the proxy statement and form of proxy card relating to the Annual Meeting of Stockholders in 2004. Valhi's bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on Valhi's books, the number of shares of Valhi Common Stock the stockholder holds and any material interest the stockholder has in the proposal.

      The Board of Directors will consider the director nominee recommendations of Valhi stockholders. Valhi's bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a Valhi director if elected.

      For proposals or director nominations to be brought at the 2004 Annual Meeting of Stockholders but not included in the proxy statement for such meeting, Valhi's bylaws require that the proposal or nomination must be delivered or mailed to the principal executive offices of Valhi no later than forty-five days prior to the earlier of the date (as if in the current year) on which notice of the date of the last annual meeting was mailed or public disclosure of the date of the meeting was made. Proposals and nominations should be addressed to: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                         2002 ANNUAL REPORT ON FORM 10-K

      A copy of Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC, is included as part of the annual report mailed to Valhi's stockholders with this proxy statement.

                                ADDITIONAL COPIES

      Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these reports may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions. If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of Valhi communications, the stockholder should notify his or her broker. Additionally, Valhi will promptly deliver a separate copy of Valhi's 2002 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

      To obtain copies of Valhi's 2002 annual report or this proxy statement without charge, please mail your request to A. Andrew R. Louis, Corporate Secretary, at Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

                                                VALHI, INC.




                                                Dallas, Texas
                                                March 31, 2003

                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

------------------------------------------------------------------------------
Proxy - Valhi, Inc.
------------------------------------------------------------------------------

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VALHI, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2003

The undersigned hereby appoints Robert D. Graham, J. Mark Hollingsworth and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2003 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation ("Valhi"), to be held at Valhi's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Wednesday, May 21, 2003, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.


            THIS PROXY MAY BE REVOKED AS SET FORTH IN THE VALHI PROXY
                  STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card. If no direction is made, the proxies will vote "FOR" all nominees named on the reverse side of this card for election as directors and, to the extent allowed by the federal securities laws, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
                                SEE REVERSE SIDE.

Valhi, Inc.


[Name]
[Address]


[ ] Mark this box with an X if you have made changes to your name or address details above.

--------------------------------------------------------------------------------
Annual Meeting Proxy Card
--------------------------------------------------------------------------------
A.       Election of Directors

1.       The board of directors recommends a vote FOR the listed nominees.

                                                For                    Withhold
01-Thomas E. Barry                              [  ]                     [  ]
02-Norman S. Edelcup                            [  ]                     [  ]
03-W. Hayden McIlroy                            [  ]                     [  ]
04-Glenn R. Simmons                             [  ]                     [  ]
05-Harold C. Simmons                            [  ]                     [  ]
06-J. Walter Tucker, Jr.                        [  ]                     [  ]
07-Steven L. Watson                             [  ]                     [  ]

B.       Other Matters

The board of directors recommends a vote FOR the following proposal.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

                [ ] FOR                [ ] AGAINST               [ ] ABSTAIN

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.


Signature 1 -              Signature 2 -              Date (mm/dd/yyyy)
Please keep signature      Please keep signature
within box                 within box


[                    ]     [                   ]      [ ][ ]/[ ][ ]/[ ][ ][ ][ ]
 --------------------      --------------------